CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity
For the Years Ended September 30, 2000 and 1999

				Accumulated
		Additional		Other
	Common	Paid in	Retained	Comprehensive
	Stock	Capital	Earnings	Income	Total

Balances at September 30, 1998	$2,300,000	$653,346	$2,403,489	$39,644	$5,396,479

Comprehensive Income:
Change in unrealized gain on
securities available for sale, net of
income taxes of $13,002	---	---	---	25,239	25,239
Net income	---	---	437,948	---	437,948

Total comprehensive income	---	---	437,948	25,239	463,187
Dividends - $1.63 per share	---	---	(747,500)	---	(747,500)

Balances at September 30, 1999	2,300,000	653,346	2,093,937	64,883	5,112,166

Comprehensive Income:
Change in unrealized gain on
securities available for sale, net of
income taxes of $33,952	---	---	---	65,907	65,907
Net Income	---	---	471,452	---	471,452

Total comprehensive income	---	---	471,452	65,907	537,359
Dividends - $1.30 per share	---	---	(598,000)	---	(598,000)

Balances at September 30, 2000	$2,300,000	$653,346	$1,967,389	$130,790	$5,051,525
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See accompanying notes to consolidated financial statements.